Exhibit 3.1

[Execution Version]

CERTIFICATE OF DESIGNATION OF PREFERENCES

AND RIGHTS OF

SERIES C CONVERTIBLE NON-REDEEMABLE PREFERRED STOCK

OF

CID HOLDCO, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

CID HOLDCO, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, in accordance with Section 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on October 6, 2026:

RESOLVED, pursuant to authority expressly set forth in the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the issuance of a series of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”) designated as the Series C Convertible Non-Redeemable Preferred Stock, par value $0.0001 per share, of the Corporation is hereby authorized and the number of shares, powers, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, the Series C Convertible Non-Redeemable Preferred Stock (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation of Preferences and Rights of Series C Convertible Non-Redeemable Preferred Stock (the “Certificate of Designation”) is hereby approved as follows:

Section 1. Designation of Series C Convertible Non-Redeemable Preferred Stock

(a)	Designation of Amount. 9,600,000 shares of Preferred Stock shall be, and hereby are, designated the “Series C Convertible Non-Redeemable Preferred Stock” (the “Series C Preferred Stock”), par value $0.0001 per share.

Certain information indicated by [***] has been excluded from this Exhibit 3.1 because it is not material.

(b)	Subject to the requirements of the DGCL, the Certificate of Incorporation and this Certificate of Designation, the number of shares of Preferred Stock that are designated as Series C Preferred Stock may be increased or decreased by written resolution duly adopted by the Board of Directors, or a duly authorized committee thereof, and the filing of an amendment to this Certificate of Designation pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of such shares then outstanding. Any shares of Series C Preferred Stock converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall, automatically and without further action, be retired and canceled promptly after the acquisition thereof, and shall become authorized but unissued shares of Preferred Stock and may not be reissued as shares of Series C Preferred Stock, and the Corporation shall take such action as may be necessary to reduce the number of authorized shares of the Series C Preferred Stock, and such shares may be reissued as part of a new series of any class or series of Preferred Stock in accordance with the Certificate of Incorporation.

Section 2. Certain Definitions

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

“Base Share Price” shall have the meaning set forth in Section 6(e).

“BladeRanger” shall mean BladeRanger Ltd., a company organized under the laws of the State of Israel (TASE: BLRN).

“Blink” shall mean Blink Charging Co., a Nevada corporation.

“Board of Directors” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Bylaws” shall mean the Bylaws of the Corporation, as amended from time to time in accordance with their terms and the terms of the Certificate of Incorporation.

“Certificate of Incorporation” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation.

“Common Stock Equivalents” shall mean any securities of the Corporation or any Subsidiary which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall mean $6.00 per share, subject to adjustment from time to time in accordance with Section 6(d) and Section 6(e), but shall never be less than the Floor Price.

“Conversion Shares” shall have the meaning set forth in Section 6(a).

“Conversion Time” shall have the meaning set forth in Section 6(a).

“Converted Stock” shall have the meaning set forth in Section 6(a).

“Corporation” shall have the meaning set forth in the preamble to this Certificate of Designation.

“DGCL” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Dilutive Issuance” shall have the meaning set forth in Section 6(e).

“Dissolution” shall have the meaning set forth in Section 5(a).

“Envoy” shall mean Envoy Technologies, Inc., a Delaware corporation.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Exempt Issuance” shall have the meaning set forth in Section 6(f).

“Floor Price” shall mean $0.50 per share, which is the minimum price at which the Series C Preferred Stock may be convertible or converted into Common Stock.

“H Capital Convertible Note” shall mean that certain unsecured convertible promissory note in the principal amount of $550,000 issued by the Corporation to H Capital Ventures Management Consultancies Co. LLC, bearing interest at a rate of 8% per annum, with a six-month maturity, convertible into shares of Common Stock at a conversion price equal to the lower of $1.50 per share and 90% of the 10-day volume-weighted average price of the Common Stock (subject to a floor of $0.50 per share).

“Holder” means any holder of Series C Preferred Stock, all of such holders being the “Holders.”

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Maximum Number of Conversion Shares” shall equal, until receipt of Stockholder Approval, 19.99% of the number of shares of Common Stock outstanding as of the date of initial issuance of the Series C Preferred Stock (including the shares of Common Stock issued at the Closing (as defined in the SPA) and the shares of Common Stock issuable upon conversion of the H Capital Convertible Note) (such limitation, the “Series C Blocker”), subject to adjustment for such additional shares of Common Stock that may be issued for stock splits, stock dividends, stock combinations, recapitalizations or other similar events, but shall not exceed 138,000,000 shares of Common Stock; provided, however, that upon receipt of Stockholder Approval, the Series C Blocker shall automatically terminate and cease to apply.

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Preferred Investor Designee” shall have the meaning set forth in Section 8(a).

“Preferred Stock” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Reference Price” shall mean $6.00 per share, being the price per share of Series C Preferred Stock.

“Requisite Holders” shall mean the holders of a majority of the then outstanding shares of Series C Preferred Stock.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series C Blocker” shall have the meaning set forth in the definition of “Maximum Number of Conversion Shares” in this Section 2.

“Series C Preferred Stock” shall have the meaning set forth in Section 1(a).

“SPA” shall mean that certain Securities Purchase Agreement, dated as of September 25, 2026, with BladeRanger and Envoy, as amended by the Amendment to Securities Purchase Agreement, dated as of October 9, 2026, and including any Joinder Agreement of Blink, pursuant to which Blink became a party thereto on the terms set forth therein (as may be further amended, restated, supplemented or otherwise modified from time to time in accordance with its terms).

“Stated Value” shall mean the per share stated value for a share of Series C Preferred Stock of $6.00, subject to adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event with respect to the Series C Preferred Stock.

“Stock Dividend Event” shall have the meaning set forth in Section 6(d)(iii).

“Stockholder Approval” shall mean the approval by the stockholders of the Corporation of the proposals required under Nasdaq Listing Rules 5635(a), 5635(b) and 5635(d) in connection with the transactions contemplated by the SPA, including the conversion of the Series C Preferred Stock into Common Stock, the change of control implications under Nasdaq Rule 5635(a), (b) and (d), the conversion of the H Capital Convertible Note, any issuances pursuant to any ELOC (as defined in the SPA), and any reverse stock split necessary to achieve a $4.00 initial listing bid price.

“Subsidiary” means any corporation, partnership, limited liability company or other legal entity in which the Corporation directly or indirectly owns or controls more than fifty percent (50%) of the voting power or economic interests.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or the OTC Markets (or any successors to any of the foregoing).

Section 3. Voting Rights

(a)	Non-Voting Stock

Until the Series C Preferred Stock are converted into Common Stock in accordance with Section 6 hereof, or except as otherwise provided by the DGCL, other applicable law or as provided in this Certificate of Designation, the holders of Series C Preferred Stock shall not be entitled to vote (or render written consents) on any matter submitted for a vote of (or written consents in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation and the Bylaws) holders of Common Stock. Following the date on which the Series C Preferred Stock are convertible under Section 6 hereof, except as otherwise provided herein or as required by applicable law, Holders of the Series C Preferred Stock shall be entitled to vote with holders of the Common Stock on all matters that such holders of Common Stock are entitled to vote upon, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock as a single class. Each share of Series C Preferred Stock shall entitle the Holder thereof to cast that number of votes per share of Series C Preferred Stock on an as converted to Common Stock basis. Notwithstanding the foregoing, to the extent that under the DGCL the vote of the holders of the Series C Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Requisite Holders, voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is present or by written consent of the Requisite Holders (except as otherwise may be required under the DGCL), shall constitute the approval of such action by the class or the series, as applicable. For the avoidance of doubt, following the date on which the Series C Preferred Stock are convertible under Section 6 hereof, for purposes of determining the presence of a quorum at any meeting of the stockholders of the Corporation at which the shares of Series C Preferred Stock are entitled to vote, the number of shares of Series C Preferred Stock and votes represented by such shares shall be counted on an as converted to Common Stock basis. Following the date on which the Series C Preferred Stock are convertible under Section 6 hereof, Holders of the Series C Preferred Stock shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Bylaws and the DGCL.

(b)	Limited Voting Rights

So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the Requisite Holders:

(i)	alter, repeal or change the powers, preferences or rights of the Series C Preferred Stock or alter or amend this Certificate of Designation so as to adversely affect the Series C Preferred Stock;

(ii)	supplement, amend, restate, repeal, or waive any provision of the Certificate of Incorporation or Bylaws, or file any certificate of amendment, certificate of designation, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series C Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise;

(iii)	authorize or issue, or obligate itself to issue, any equity security senior to, or pari passu with, the Series C Preferred Stock as to dividend rights, redemption rights or liquidation preferences; or

(iv)	enter into any agreement with respect to any of the foregoing.

Section 4. Dividends

The shares of Series C Preferred Stock shall not have or confer, and the holders of the outstanding shares of Series C Preferred Stock shall not have, any right or entitlement to receive or otherwise participate in any dividend or distribution declared or paid by the Board of Directors or the Corporation, and no dividend shall accrue or be payable on any shares of Series C Preferred Stock or the Conversion Shares.

Section 5. Liquidation Preference

(a)	Ranking

The Series C Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to the Series C Preferred Stock (“Junior Securities”); and (iii) on parity with any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock (“Parity Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (each, a “Dissolution”).

(b)	Distribution to Series C Preferred Stock and Parity Securities

Upon a Dissolution, each Holder shall be entitled to receive, prior and in preference to any distributions of any of the assets or surplus funds of the Corporation (other than distributions that would otherwise constitute dividends) to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount per share of Series C Preferred Stock held by such Holder equal to the greater of (i) the Stated Value, or (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock pursuant to Section 6 at the then applicable Conversion Price immediately prior to such Dissolution. If, upon any such Dissolution, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series C Preferred Stock the amount required under the preceding sentence, the holders of shares of Series C Preferred Stock and the holders of shares of Parity Securities shall share in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series C Preferred Stock and any Parity Securities held by them upon such distribution if all amounts payable on or with respect to such shares of Series C Preferred Stock and Parity Securities were paid in full. For the avoidance of doubt, but without limiting the foregoing, neither a change in control of the Corporation, the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

Section 6. Conversion Rights

(a)	General

Effective at 5:00 pm Eastern Time (the “Conversion Time”) on the first Trading Day following receipt of Stockholder Approval (the “Conversion Date”), subject to adjustment as provided in Section 6(d), each outstanding share of Series C Preferred Stock shall automatically convert into that number of fully paid and nonassessable shares of Common Stock equal to the number obtained by dividing (i) the Stated Value of such Series C Preferred Stock by (ii) the Conversion Price in effect at the Conversion Time (determined as provided in this Section 6) (any such shares, “Conversion Shares”). The shares of Series C Preferred Stock that are converted pursuant to this Section 6(a) are referred to as the “Converted Stock.” Upon receipt of Stockholder Approval, the Series C Blocker shall cease to apply. In no event shall the Series C Preferred Stock convert into shares of Common Stock prior to the Stockholder Approval or in excess of the Maximum Number of Conversion Shares.

(b)	Fractions of Shares

Fractional shares of Common Stock may not be issued in connection with any conversion of the Series C Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall, at its election, either (i) pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or (ii) round up to the next whole share.

(c)	Conversion Mechanics

(i)	General. The Converted Stock shall be automatically canceled upon the automatic conversion of the shares of Series C Preferred Stock pursuant to Section 6(a) and converted into the corresponding Conversion Shares, which shares shall be issued and delivered to the Holders pursuant to the terms of Section 6(c)(ii).

(ii)	Electronic Issuance. Not later than one (1) Trading Day after the Conversion Date, the Corporation shall, or shall cause its transfer agent to, register in book-entry form the corresponding Conversion Shares to which each Holder is entitled upon the automatic conversion of the shares of Series C Preferred Stock pursuant to Section 6(a) and deliver the same to the address of each such Holder as reflected in its books and records.

(iii)	Withholding Taxes. The Corporation shall be entitled to deduct and withhold any tax that is required to be deducted or withheld under applicable law from any amounts payable hereunder. Any tax so withheld or deducted and paid by the Corporation to the applicable governmental authority shall be treated for all purposes as having been paid to the Holder in respect of whom such deduction and withholding was made.

(iv)	Status as Stockholder. Upon the Conversion Date, (i) the shares of Series C Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series C Preferred Stock shall cease and terminate, excepting only the right to receive statements reflecting their book-entry holdings for such shares of Common Stock.

(d)	Adjustments to Conversion Price

(i)	Upon Subdivisions. If the Corporation at any time after the date of the initial issuance of the Series C Preferred Stock subdivides (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and the number of shares of Common Stock obtainable upon conversion of shares of Series C Preferred Stock shall be proportionately increased, so that after such adjustment the Holder of any shares of Series C Preferred Stock shall be entitled to receive the aggregate number and kind of shares of Common Stock which, if such shares of Series C Preferred Stock had been converted immediately prior to such event, such Holder would have owned upon such conversion and been entitled to receive by virtue of such subdivision.

(ii)	Upon Combinations. If the Corporation at any time after the date of the initial issuance of the Series C Preferred Stock combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, and the number of shares of Common Stock obtainable upon conversion of shares of Series C Preferred Stock shall be proportionately decreased, so that after such adjustment the Holder of any shares of Series C Preferred Stock shall be entitled to receive the aggregate number and kind of shares of Common Stock which, if such shares of Series C Preferred Stock had been converted immediately prior to such event, such Holder would have owned upon such conversion and been entitled to receive by virtue of such combination.

(iii)	Stock Dividends. If the Corporation at any time after the date of the initial issuance of the Series C Preferred Stock issues or distributes a dividend or other distribution payable in additional shares of Common Stock or in any right, warrant or other security convertible into or exchangeable for shares of Common Stock to all holders (or all record holders) of Common Stock (a “Stock Dividend Event”), then the Conversion Price shall be decreased, effective immediately after the close of business on the record date for the determination of holders of Common Stock entitled to receive such additional shares, to the price determined by multiplying the Conversion Price then in effect by a fraction (x) the numerator of which is the number of shares of Common Stock outstanding immediately before such Stock Dividend Event and (y) the denominator of which is the number of shares of Common Stock outstanding immediately after such Stock Dividend Event. For the avoidance of doubt, no dividend or distribution of any shares of Series C Preferred Stock or Common Stock by or on behalf of any Holder shall constitute a Stock Dividend Event or result in an adjustment to the Conversion Price pursuant to this Section 6(d)(iii).

(iv)	Reorganization, Reclassification, Merger or Consolidation. In case of any capital reorganization of the Corporation, any reclassification of the Common Stock (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation with or into another corporation (where the Corporation is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock), each share of Series C Preferred Stock shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series C Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger had such share of Series C Preferred Stock been converted into Common Stock immediately prior to such reorganization, reclassification, consolidation or merger; and, in any such case, appropriate provision (as determined by the Board of Directors in good faith) shall be made with respect to the rights and interests of the Holders of the Series C Preferred Stock to the end that the provisions of this Section 6 (including provisions for the adjustment of the Conversion Price and the number of shares issuable upon conversion of the Series C Preferred Stock) shall thereafter be applicable, as nearly as practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of the Series C Preferred Stock. The Corporation shall not effect any such reorganization, reclassification, consolidation or merger unless, prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume, by written instrument reasonably satisfactory in form to the Requisite Holders, the obligation to deliver to the Holders of the Series C Preferred Stock such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such Holders may be entitled to receive, and the other obligations under this Certificate of Designation.

(e)	Subsequent Equity Sales; Dilutive Issuance.

If the Corporation or any Subsidiary thereof, at any time while shares of Series C Preferred Stock are outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at an effective price per share less than the Conversion Price then in effect (such lower price, the “Base Share Price”, and each such issuance, a “Dilutive Issuance”) (the foregoing shall not include any Exempt Issuance), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance, the Conversion Price shall be adjusted pursuant to the following formula:

CP2 = CP1 × (A + B) ÷ (A + C)

where:

CP2 = the Conversion Price in effect immediately after such Dilutive Issuance;

CP1 = the Conversion Price in effect immediately prior to such Dilutive Issuance;

A = the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance (including shares of Common Stock issuable upon conversion or exercise of all then-outstanding convertible or exercisable securities, including the Series C Preferred Stock);

B = the number of additional shares of Common Stock which would have been issued if such shares of Common Stock or Common Stock Equivalents had been issued at a price per share equal to CP1 (i.e., the aggregate consideration received by the Corporation for such Dilutive Issuance divided by CP1); and

C = the number of additional shares of Common Stock actually issued or issuable in connection with such Dilutive Issuance.

(f)	Notwithstanding the foregoing, in no event shall the Conversion Price be reduced below the Floor Price. If such adjustment would cause the Conversion Price to fall below the Floor Price, the Conversion Price shall be reduced to the Floor Price instead. For all purposes of Section 6(e) and this Section 6(f), the term “Exempt Issuance” shall mean the issuance of (i) shares of Common Stock or options to employees, officers, directors or consultants of the Corporation pursuant to any stock or option plan duly adopted for such purpose by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (ii) shares of Common Stock upon the exercise or conversion of any securities of the Corporation outstanding as of the date hereof, provided that such securities have not been amended since the date hereof to increase the number of such shares of Common Stock or to decrease the exercise price or conversion price of such securities, (iii) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, (iv) securities issued in connection with the transactions contemplated by the SPA (including the issuance of the H Capital Convertible Note and any shares of Common Stock issuable or issued upon conversion thereof and any Common Stock or Common Stock Equivalents issuable or issued pursuant to an ELOC on the terms contemplated by the SPA as of the Closing Date (as defined in the SPA)), and (v) any Common Stock or Common Stock Equivalents issued for capital-raising purposes with the consent of the Requisite Holders. Notwithstanding the foregoing, unless such consent is obtained, no issuance shall constitute an Exempt Issuance to the extent such issuance requires the prior written consent of BladeRanger pursuant to Section 4.6 of the SPA. Neither the designation of an issuance as an Exempt Issuance nor any reference to an ELOC herein shall constitute BladeRanger’s consent to any issuance requiring its prior written consent under Section 4.6 of the SPA or limit its entitlement to additional shares thereunder

(g)	Notice of Adjustment of Conversion Price

Whenever the Conversion Price is adjusted pursuant to this Section 6, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. In addition, if the Corporation shall at any time prior to the conversion of all of the Series C Preferred Stock propose (i) to declare any dividend or distribution on the Common Stock or to offer the holders of Common Stock any additional rights, (ii) to effect any reclassification or recapitalization of the Common Stock, or (iii) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up, then, in connection with each such event, the Corporation shall deliver to each Holder at least twenty (20) days prior to the applicable record or effective date therefor, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, or rights, or, if a record is not to be taken, the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution, or rights are to be determined, and (B) the date on which any such reclassification, recapitalization, reorganization, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, recapitalization, reorganization, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

(h)	Corporation to Reserve Common Stock

The Corporation shall at all times when the Series C Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

Section 7. Waiver

Notwithstanding anything to the contrary herein, any provisions of this Certificate of Designation may be waived on behalf of all of the holders of Series C Preferred Stock by the affirmative written consent or vote of the Requisite Holders.

Section 8. Director Nomination Rights

(a)	Director Designation

BladeRanger shall have the right, but not the obligation, to designate one (1) individual (the “Preferred Investor Designee”) to be nominated, elected, or appointed to the Board of Directors as provided below in Section 8(b). The Board of Directors shall consist of seven (7) directors, of which four (4) shall be “independent” as defined under Nasdaq listing standards. The Corporation shall take all necessary action to cause the Preferred Investor Designee to be nominated for election or appointed, as applicable, to the Board of Directors promptly following the Closing (as defined in the SPA).

(b)	Qualifications and Compliance

Any Preferred Investor Designee designated by BladeRanger must (i) satisfy all qualifications, legal requirements and policies applicable to members of the Board of Directors generally, including any requirements under the DGCL, applicable securities laws and stock exchange rules, (ii) to the extent required by applicable Nasdaq listing standards for committee membership, qualify as an “independent” director under such standards, and (iii) not be a Person who has been involved in any of the events enumerated in Item 2(d) or Item 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act, or is subject to any order, judgment, or decree of any court of competent jurisdiction or governmental authority permanently or temporarily enjoining or otherwise limiting such Person from acting as an investment adviser, underwriter, broker, dealer, entity, or in any other capacity in the securities industry. The Corporation and BladeRanger shall cooperate in good faith to ensure that the Preferred Investor Designee meets all applicable qualifications and that the nomination and appointment process complies with applicable law and the Corporation’s organizational documents.

(c)	Removal and Vacancies

Any Preferred Investor Designee (or any successor or replacement thereof) designated by BladeRanger pursuant to this Section 8 may be removed (with or without cause) only by BladeRanger. In the event of any vacancy in a directorship held by a Preferred Investor Designee (whether by reason of death, resignation, removal, or otherwise), BladeRanger shall have the exclusive right to designate a replacement director, subject to the qualification requirements of Section 8(b), to fill such vacancy, and the Corporation shall take all necessary action to cause such replacement director to be appointed promptly.

(d)	Termination of Rights

The rights set forth in this Section 8 shall continue during the Designation Period (as defined in Section 4.7(a) of the SPA) and shall terminate upon the expiration of such Designation Period. For the avoidance of doubt, conversion of the Series C Preferred Stock into Common Stock shall not, in and of itself, terminate such rights.

Section 9. Anti-Dilution Covenant

From and after the Closing (as defined in the SPA) until such time as all outstanding shares of Series C Preferred Stock are convertible into shares of Common Stock (whether by reason of Stockholder Approval or otherwise), the Corporation shall not issue, or enter into any agreement, arrangement or understanding to issue, any equity securities or equity-linked securities (including, without limitation, convertible notes, warrants, options, or other rights to acquire equity securities) without the prior written consent of the Requisite Holders; provided, however, that the foregoing restriction shall not apply to any Exempt Issuance; provided, further, that nothing in this Section 9 shall limit or modify any consent or other rights of BladeRanger under the SPA, including with respect to any issuance requiring BladeRanger’s prior written consent pursuant thereto.

Section 10. Amendments

This Certificate of Designation may be amended only by the affirmative written consent of the Requisite Holders and the Corporation.

Section 11. Notices

Any and all notices or other communications or deliveries to be provided shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via electronic mail at the electronic mail address specified in this Section 11 prior to 6:30 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via electronic mail at the electronic mail address specified in this Section 11 on a day that is not a Business Day or later than 6:30 p.m. (New York City time) on any Business Day, (c) the Business Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such notices and communications shall be as set forth in the SPA or as subsequently modified by written notice given in accordance with this Section 11.

All notices to the Corporation shall be directed to:

CID HoldCo, Inc.

661 S Cameron St, Suite 100

Las Vegas, Nevada 89118

Attention: Chief Executive Officer

[* * *]

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

One Atlantic Center

1201 West Peachtree Street, Suite 2900

Atlanta, GA 30309-3450
Attention: Gerry Williams and Penny Minna

Certain information indicated by [***] has been excluded from this Exhibit 3.1 because it is not material.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its Chief Executive Officer this 9th day of October, 2026.

CID HOLDCO, INC.

By:	/s/ Edmund Nabrotzky
Name:	Edmund S. Nabrotzky
Title:	Chief Executive Officer

Certain information indicated by [***] has been excluded from this Exhibit 3.1 because it is not material.